Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-168508) of Federal-Mogul Holdings Corporation of our report dated February 28, 2012 (except for Notes 2 and 10 as to which the date is February 27, 2013 and Notes 1, 3, 4, 5, 9, 14, 15, 21 and 24 as to which the date is November 1, 2013), with respect to the consolidated financial statements and schedule of Federal-Mogul Corporation for the year ended December 31, 2011 (not presented herein) that were included in Federal-Mogul Corporation’s Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan

April 18, 2014